Exhibit 1.1

Execution Version

MID-CON ENERGY PARTNERS, LP

5,400,000 Common Units

Representing Limited Partner Interests

UNDERWRITING AGREEMENT

December 14, 2011

RBC Capital Markets, LLC

Raymond James & Associates, Inc.

Wells Fargo Securities, LLC

As the Representatives of the several underwriters

  named in Schedule I hereto

c/o RBC Capital Markets

One Liberty Plaza, 165 Broadway

New York, NY 10006-1404

Ladies and Gentlemen:

Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”), proposes to sell to the several underwriters named in Schedule I hereto (the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 9 hereof) for whom you are acting as representatives (the “Representatives”) an aggregate of 5,400,000 common units (the “Firm Units”) representing limited partner interests in the Partnership (“Common Units”). The respective amounts of the Firm Units to be so purchased by the several Underwriters are set forth opposite their names in Schedule I. The Partnership also proposes to grant to the Underwriters’ an option to purchase up to 810,000 additional Common Units to cover over-allotments, if any (the “Option Units”).

As the Representatives, you have advised the Mid-Con Parties (as defined below) (a) that you are authorized to enter into this Agreement on behalf of the several Underwriters, and (b) that the several Underwriters are willing, acting severally and not jointly, to purchase the numbers of Firm Units set forth opposite their respective names in Schedule I, plus their pro rata portion of the Option Units if you elect to exercise the over-allotment option in whole or in part for the accounts of the several Underwriters. The Firm Units and the Option Units (to the extent the aforementioned option is exercised) are herein collectively called the “Units.”

It is understood and agreed by all parties that the Partnership was recently formed by Mid-Con Energy GP, LLC, a Delaware limited liability company (the “General Partner”), and an organizational limited partner to own, operate and develop producing oil and natural gas properties in North America that have been owned and operated by Mid-Con Energy I, LLC, a Delaware limited liability company (“Mid-Con Energy I”), and Mid-Con-Energy II, LLC, a Delaware limited liability company (“Mid-Con Energy II” and together with Mid-Con Energy I, the “Mid-Con Predecessors”).

It is further understood and agreed by all parties that:

1.	(i) Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P. and Yorktown Energy Partners VIII, L.P. (collectively, “Yorktown”), (ii) S. Craig George, Charles R. Olmstead and Jeffrey R. Olmstead (collectively, the “Founders”) and (iii) the additional persons and entities (the “Minority Members I”) named as holders of membership interests in the limited liability company agreement of Mid-Con Energy I, as amended (the “Mid-Con Energy I LLC Agreement”), collectively, own all of the membership interests in Mid-Con Energy I;

2.	(i) Yorktown, (ii) the Founders and (iii) the additional person and entities (the “Minority Members II” and together with Minority Members I, the “Minority Members”) named as members in the limited liability company agreement of Mid-Con Energy II, as amended (the “Mid-Con Energy II LLC Agreement,” together with the Mid-Con Energy I LLC Agreement, the “Mid-Con Energy LLC Agreements”), collectively, own all of the membership interests in Mid-Con Energy II;

3.	As of June 30, 2011, the Mid-Con Energy Predecessors conveyed certain oil and gas properties and all of the equity interests in certain subsidiaries to Mid-Con Energy III, LLC, a Delaware limited liability company;

4.	Charles R. Olmstead formed the General Partner, to which Mr. Olmstead contributed $1,000 in the aggregate in exchange for all of the limited liability company interests in the General Partner;

5.	The General Partner and an organizational limited partner formed the Partnership and the General Partner contributed $20 in exchange for a 2% general partner interest and the organizational limited partner contributed $980 in exchange for a 98% limited partner interest in the Partnership; and

6.	The Partnership formed Mid-Con Energy Properties, LLC, a Delaware limited liability company (the “Operating Subsidiary”) and contributed $1,000 in exchange for all of the limited liability company interests in the Operating Subsidiary;

It is further understood and agreed to by all parties hereto that the following transactions have occurred or will occur on or before the Closing Date (as defined below):

(a)	Immediately prior to the closing of the Offering (as defined below), J&A Oil Company, an Oklahoma limited liability company, and Mid-Con Energy Operating, Inc., an Oklahoma corporation (“Mid-Con Energy Operating”) will convey to Mid-Con Energy I certain oil and gas properties located in the Cushing Field and certain commodity derivative contracts;

(b)	Each of the Mid-Con Predecessors will distribute its working capital assets and accounts receivable to its members in accordance with the provisions of their respective limited liability company agreements;

(c)	The General Partner, the Partnership, the Operating Subsidiary, the Mid-Con Predecessors and the Founders will enter into a contribution, conveyance, assumption and merger agreement (the “Contribution and Merger Agreement”) pursuant to which:

(i) the Founders will contribute to the General Partner a portion of their member interests in each of the Mid-Con Predecessors with an aggregate value equal to 2.0% of the equity value of the Partnership (the “GP Contribution Interests”) in exchange for all of the membership interests in the General Partner;

(ii) the General Partner will contribute the GP Contribution Interests to the Partnership in exchange for 360,000 notional general partner units in the Partnership, representing a continuation of its 2.0% general partner interest in the Partnership;

(iii) Each of the Mid-Con Predecessors will merge with and into the Operating Subsidiary, with the Operating Subsidiary surviving the merger;

(iv) The interests in the Mid-Con Predecessors will be converted by virtue of the merger into the right to receive the following (assuming no purchase by the Underwriters of the Option Units):

1.	the interests of Yorktown will be converted into the right to receive 8,986,988 Common Units and cash consideration;

2.	the interests of the Founders will be converted into the right to receive 1,356,027 Common Units and cash consideration; and

3.	the interests of the Minority Members will be converted into the right to receive 1,896,985 Common Units and cash consideration;

(d)	The Operating Subsidiary will enter into a new $250,000,000 credit facility (the “Credit Agreement”) with RBC Capital Markets and Royal Bank of Canada under which the Operating Subsidiary expects to borrow approximately $45.0 million at the closing of the offering;

(e)	The Partnership Parties and Mid-Con Energy Operating will enter into a services agreement (the “Services Agreement”) pursuant to which Mid-Con Energy Operating will provide management, administrative and operational services to the Partnership Parties;

(f)	The public offering of the Firm Units contemplated hereby will be consummated (the “Offering”);

(g)	The Partnership will use the net proceeds from the sale of the Firm Units and borrowings under the Credit Agreement as described under the heading “Use of Proceeds” in the Pricing Prospectus (as defined below);

(h)	The General Partner, in its individual capacity and in its capacity as the general partner of the Partnership, will approve, adopt, execute and deliver on behalf of itself and on behalf of each Person who purchases a Common Unit in this Offering a first amended and restated agreement of limited partnership of the Partnership in substantially the form set forth in Appendix A to the Pricing Prospectus (the “Partnership Agreement”);

(i)	The Founders will approve, adopt, execute and deliver an amended and restated limited liability company agreement of the General Partner (the “GP LLC Agreement”); and

(j)	The Partnership will approve, adopt, execute and deliver an amended and restated limited liability company agreement of the Operating Subsidiary (the “Operating LLC Agreement”);

The transactions contemplated in subsections (a) through (j) above are referred to herein as the “Transactions.”

If the option described in Section 2(c) is not exercised or is only partially exercised after 30 days after the closing by the Underwriters, the Partnership will issue to Yorktown, the Founders and the Minority Members a number of additional Common Units equal to 810,000 less the number of Common Units issued pursuant to the exercise of the Option. To the extent that the Underwriters exercise any portion of the Option, the Partnership will (i) issue to the Underwriters the number of Common Units to be sold to the public pursuant to the Option and (ii) distribute the net proceeds from the Option to the Contributing Parties.

The Contribution and Merger Agreement, the Credit Agreement and the Services Agreement are referred to herein as the “Transaction Documents.” The “Organizational Documents” shall mean (i) the certificate of formation of each of the Mid-Con Predecessors; (ii) the certificate of formation of each of the Mid-Con Parties (as defined below), other than the Partnership; (iii) the certificate of limited partnership of the Partnership; (iv) the Partnership Agreement; (v) the GP LLC Agreement; (vi) the Operating LLC Agreement; (vii) the Mid-Con Energy I LLC Agreement; and (viii) the Mid-Con Energy II LLC Agreement. The Transactional Documents and the Organizational Documents are collectively referred to herein as the “Operative Agreements.”

Each of the General Partner, the Partnership and the Operating Subsidiary is sometimes referred to herein as a “Partnership Party,” and they are sometimes collectively referred to herein as the “Partnership Parties.” Each of the Partnership Parties and Mid-Con Predecessors is sometimes referred to herein as a “Mid-Con Party,” and they are sometimes collectively referred to herein as the “Mid-Con Parties.”

The Partnership has prepared a registration statement on Form S-1 (File No. 333-176265) with respect to the Units pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations (the “Rules and Regulations”) of the United States Securities and Exchange Commission (the “Commission”) thereunder. As used in this Agreement, “Execution Time” means the date and time that this Agreement is executed and delivered by the parties hereto; “Effective Time” means the date and the time as of which such registration statement, or the most recent post-effective amendment thereto, if any, was declared effective by the Commission; “Effective Date” means the date of the Effective Time; “Preliminary Prospectus” means any preliminary prospectus included in such registration statement, or amendments thereof, before it became effective under the Securities Act and any prospectus filed with the Commission by the Partnership with the consent of the Underwriters pursuant to Rule 424(a) of the Rules and Regulations; “Pricing Prospectus” means the Preliminary Prospectus that was included in the Registration Statement (as defined below) immediately prior to the Applicable Time (as defined below); “Prospectus” means the final prospectus in the form first used to confirm sales of Units; “Registration Statement” means such registration statement, as amended at the Effective Time, including all information deemed to be a part of the registration statement as of the Effective Time pursuant to Rule 430A of the Rules and Regulations; “Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 under the Securities Act relating to the Units; and “Issuer Free Writing Prospectus” means any “issuer free writing prospectus” as defined in Rule 433 under the Securities Act relating to the Units. If the Partnership has filed an abbreviated registration statement to register additional Common Units pursuant to Rule 462(b) under the Securities Act (the “Rule 462 Registration Statement”), then any reference herein to the term “Registration Statement” shall be deemed to include such Rule 462 Registration Statement. For the purposes of this Agreement, the “Applicable Time” is 5:35 p.m. (New York City time) on the date of this Agreement.

In consideration of the mutual agreements contained herein and of the interests of the parties in the transactions contemplated hereby, the parties hereto agree as follows:

1. Representations and Warranties of the Mid-Con Parties.

Each of the Mid-Con Parties, jointly and severally, represents and warrants to each of the Underwriters as follows:

(a) Registration. The Partnership has prepared and filed with the Commission a registration statement (File No: 333-176265) on Form S-1, including a related Preliminary Prospectus, for registration under the Securities Act of the offering and sale of the Units. Such Registration Statement, including any amendments thereto filed prior to the Execution Time, has become effective. The Partnership has filed one or more amendments thereto, including the related Preliminary Prospectus, each of which has previously been furnished to the Representatives. Copies of such registration statement and each of the amendments thereto have been delivered by the Partnership to you.

(b) No Stop Order. No stop order suspending the effectiveness of the Registration Statement, any post-effective amendment thereto or the Rule 462(b) Registration Statement, if any, is in effect, and no proceedings for such purpose are pending before or, to the knowledge of the Mid-Con Parties, threatened by the Commission. The Commission has not issued any order preventing or suspending the use of any Preliminary Prospectus or any Issuer Free Writing Prospectus and no proceeding for that purpose has been initiated or, to the knowledge of the Mid-Con Parties, threatened by the Commission.

(c) Registration Statement, Pricing Prospectus and Prospectus Conform to the Requirements of the Securities Act. On the Effective Date, the date hereof, the Closing Date and Option Closing Date, if any, the Registration Statement conformed, and any further amendments or supplements to the Registration Statement will conform, in all material respects, to the applicable requirements of the Securities Act and the Rules and Regulations. As of the Applicable Time, the Pricing Prospectus conformed, in all material respects, to the applicable requirements of the Securities Act and the Rules and Regulations. When the Prospectus is first filed in accordance with Rule 424(b) and on the Closing Date and Option Closing Date (as defined below), if any, the Prospectus, as amended or supplemented, will conform, in all material respects to the applicable requirements of the Securities Act and the Rules and Regulations and, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the Pricing Prospectus) as the Partnership has advised you, prior to the Execution Time, will be included or made therein.

(d) Issuer Free Writing Prospectus Conform to the Requirements of the Securities Act. Each Issuer Free Writing Prospectus conformed or will conform in all material respects to the requirements of the Securities Act and the Rules and Regulations on the date of first use, and the Partnership has complied with all prospectus delivery and filing requirements applicable to such Issuer Free Writing Prospectus pursuant to the Rules and Regulations. The Partnership has not made any offer relating to the Units that would constitute an Issuer Free Writing Prospectus without the prior written consent of the Representatives. The Partnership has retained in accordance with the Rules and Regulations all Issuer Free Writing Prospectuses that were not required to be filed pursuant to the Rules and Regulations.

(e) No Material Misstatements or Omissions. As of the Effective Time, the Registration Statement did not, and any further amendments to the Registration Statement will not, when they become effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; as of its date and the date hereof; as of its date and the date hereof, the Prospectus does not, and as it may be amended or supplemented on the Closing Date and the Option Closing Date, if any, will not, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; the Pricing Prospectus, together with the information included in Schedule II(a) hereto and the Issuer Free Writing Prospectuses, if any, identified on Schedule II(b) hereto (collectively, the “Disclosure Package”), as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; each Issuer Free Writing Prospectus listed on Schedule II(b), if any, hereto does not conflict with the information contained in the Registration Statement, and each such Issuer Free Writing Prospectus, as supplemented by and taken together with the Disclosure Package as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties set forth in this Section 1(e) do not apply to statements or omissions in the Registration Statement, the Prospectus, the Pricing Prospectus or any Issuer Free Writing

Prospectus or any such amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of any Underwriter through the Representatives expressly for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 13 hereof.

(f) Projections. Each of the statements made by the Partnership in the Registration Statement and the Disclosure Package and to be made in the Prospectus (and any supplements thereto) within the coverage of Rule 175(b) of the Rules and Regulations, including (but not limited to) any statements with respect to projected results of operations, estimated available cash or future cash distributions of the Partnership and any statements made in support thereof or related thereto under the heading “Our Cash Distribution Policy and Restrictions on Distributions” or the anticipated ratio of taxable income to distributions was made or will be made with a reasonable basis and in good faith.

(g) Partnership Not an “Ineligible Issuer.” The Partnership was not at the time of initial filing of the Registration Statement and at the earliest time thereafter that the Partnership or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the Rules and Regulations) of the Units, is not on the date hereof and will not be on the Closing Date and Option Closing Date, if any, an “ineligible issuer” (as defined in Rule 405).

(h) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus does not include any information that conflicts with the information contained in the Registration Statement, the Pricing Prospectus or the Prospectus. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Partnership by or on behalf of any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 13 hereof. Each Issuer Free Writing Prospectus was preceded or accompanied by the most recent Preliminary Prospectus satisfying the requirements of Section 10 under the Securities Act, which Preliminary Prospectus included an estimated price range.

(i) Electronic Road Show. The Partnership has made available a “bona fide electronic road show” (as defined in Rule 433(h) under the Securities Act) such that no filing of any “road show” (as defined in Rule 433(h) under the Securities Act) is required in connection with the offering of the Units.

(j) Formation and Qualification. Each of the Mid-Con Parties has been duly formed and is validly existing and is in good standing as a limited partnership or limited liability company, as applicable, under the laws of its jurisdiction of formation with full limited partnership or limited liability company, as applicable, power and authority to own or lease, as the case may be, and operate its properties and conduct its business as described in the Disclosure Package and the Prospectus. Each of the Mid-Con Parties is, and at the Closing Date and Option Closing date, if any, will be, duly registered or qualified to transact business as a foreign limited partnership or limited liability company, as applicable, and is in good standing in all jurisdictions in which the conduct of its business requires such registration or qualification, all of such jurisdictions being listed on Schedule III hereto; except where the failure to be so registered or qualified or to be in good standing would not have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, results of operations, earnings, business or prospects of the Mid-Con Parties taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”).

(k) Power and Authority. Each of the Mid-Con Parties has all requisite limited partnership or limited liability company power and authority to execute and deliver this Agreement and perform its respective obligations hereunder. The Partnership has all requisite limited partnership power and authority to issue, sell and deliver (i) the Units, in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement and (ii) the Sponsor Units (as defined below), in accordance with and upon the terms set forth in the Contribution and Merger Agreement and the Partnership Agreement. On the Closing Date and the Option Closing Date, if any, all limited partnership, limited liability company or other action, as the case may be, required to be taken by any of the Mid-Con Parties or any of their respective members or partners for the authorization, issuance, sale and delivery of the Units and the Sponsor Units, the authorization, execution and delivery of the Operative Agreements and the consummation of the transactions (including the Transactions) contemplated by this Agreement and the Transaction Documents shall have been validly taken.

(l) Power and Authority to Act as a General Partner. The General Partner has, and as of the Closing Date and the Option Closing Date, if any, will have, full limited liability company power and authority to act as the general partner of the Partnership, in all material respects as described in the Registration Statement, the Disclosure Package and the Prospectus.

(m) Authorization, Execution and Delivery of this Agreement. This Agreement has been duly authorized, executed and delivered by each of the Mid-Con Parties.

(n) Authorization, Execution and Delivery of the Operative Agreements. At or before the Closing Date:

(i) the Contribution and Merger Agreement will have been duly authorized, executed and delivered by each of the Mid-Con Parties and each of Founders and will be a valid and legally binding agreement of each of the Mid-Con Parties and each of the Founders, enforceable against each of the Mid-Con Parties and each of the Founders in accordance with its terms;

(ii) the Services Agreement will have been duly authorized, executed and delivered by each of the Partnership Parties and Mid-Con Energy Operating and will be a valid and legally binding agreement of each of the Partnership Parties and Mid-Con Energy Operating, enforceable against each of the Partnership Parties and Mid-Con Energy Operating in accordance with its terms;

(iii) the Credit Agreement will have been duly authorized, executed and delivered by the Operating Subsidiary and will be a valid and legally binding agreement of the Operating Subsidiary, enforceable against the Operating Subsidiary in accordance with its terms.

(iv) the GP LLC Agreement will have been duly authorized, executed and delivered by each of the Founders and will be a valid and legally binding agreement of each of the Founders, enforceable against each of the Founders in accordance with its terms;

(v) the Partnership Agreement will have been duly authorized, executed and delivered by the General Partner and will be a valid and legally binding agreement among the General Partner and the limited partners of the Partnership, enforceable against the General Partner and the limited partners of the Partnership in accordance with its terms;

(vi) the Operating LLC Agreement will have been duly authorized, executed and delivered by the Partnership and is a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms;

(vii) the Mid-Con Energy I LLC Agreement will have been duly authorized, executed and delivered by the Founders, Yorktown and Minority Members I and is a valid and legally binding agreement of the Founders and Yorktown, enforceable against the Founders and Yorktown in accordance with its terms; and

(viii) the Mid-Con Energy II LLC Agreement will have been duly authorized, executed and delivered by the Founders, Yorktown and Minority Members II and is a valid and legally binding agreement of the Founders and Yorktown, enforceable against the Founders and Yorktown in accordance with its terms;

provided, that with respect to each such agreement described in this Section 1(n), the enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

(o) Legal Sufficiency of Contribution and Merger Agreement. The Contribution and Merger Agreement will be legally sufficient to merge, transfer or convey, directly or indirectly, as the case may be, all of the limited liability company interests of the Mid-Con Predecessors to the Operating Subsidiary as contemplated by the Registration Statement, the Disclosure Package and the Prospectus, subject to the conditions, reservations, encumbrances and limitations contained in the Contribution and Merger Agreement and those set forth in the Registration Statement, the Disclosure Package and Prospectus. The Operating Subsidiary, upon consummation of the transactions pursuant to the Contribution and Merger Agreement, will succeed in all material respects to the business, assets, properties, liabilities and operations reflected in the pro forma financial statements of the Partnership included in the Registration Statement, the Disclosure Package and Prospectus.

(p) Ownership of the General Partner. At the Closing Date and the Option Closing Date, if any, the Founders will own 100% of the membership interests in the General Partner. Such membership interests will have been duly authorized and validly issued in accordance with the GP LLC Agreement and will be fully paid (to the extent required by the GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”); and the Founders will own such membership interests free and clear of all liens, encumbrances, security interests, charges or other claims (“Liens”), other than those created or arising under the Delaware LLC Act.

(q) Ownership of the General Partner Interest in the Partnership. At the Closing Date and the Option Closing Date, if any, the General Partner will be the sole general partner of the Partnership and will own a 2% interest in the Partnership (the “GP Interest”); such GP Interest will be duly authorized and validly issued in accordance with the Partnership Agreement, and the General Partner will own such GP Interest free and clear of all Liens (except restrictions on transferability as described in the Disclosure Package and the Prospectus), other than those created by or arising under the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”).

(r) Ownership of the Sponsor Units. Assuming no purchase by the Underwriters of any Option Units, at the Closing Date, after giving effect to the transactions (including the Transactions) contemplated by this Agreement and the Transaction Documents, (i) the Founders will own 1,356,027 Common Units, (ii) Yorktown will own 8,986,988 Common Units and (iii) the Minority Members will own 1,896,985 Common Units (collectively, the “Sponsor Units”). Such Sponsor Units and the limited partner interests represented thereby will be duly authorized and validly issued in accordance with the Partnership Agreement, and will be fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act). The Founders and Yorktown will own their respective Sponsor Units free and clear of all Liens, other than those arising under the Delaware LP Act.

(s) Ownership of the Operating Subsidiary. At the Closing Date and the Option Closing Date, if any, after giving effect to the transactions (including the Transactions) contemplated by this Agreement and the Transaction Documents, the Partnership will own 100% of the issued and outstanding membership interests in the Operating Subsidiary; such membership interests will be duly authorized and validly issued in accordance with the Operating Subsidiary LLC Agreement and will be fully paid (to the extent required under the Operating Subsidiary LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and the Partnership will own such membership interests free and clear of all Liens, other than Liens created by or arising under the Delaware LLC Act or Liens securing obligations under the Credit Agreement.

(t) No Other Subsidiaries. Other than the GP Interest and its indirect ownership interest in the Operating Subsidiary, the General Partner does not own, and at the Closing Date and the Option Closing Date, if any, will not own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity. Other than the Partnership’s ownership of its 100% membership interest in the Operating Subsidiary, none of the Partnership or the Operating Company owns, and at the Closing Date and the Option Closing Date, if any, none will own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

(u) Valid Issuance of the Units. On the Closing Date and the Option Closing Date, if any, the Firm Units or the Option Units, as the case may be, and the limited partner interests represented thereby, will be duly authorized for sale and issuance to the Underwriters pursuant to this Agreement, and when issued and delivered by the Partnership pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

(v) No Preemptive Rights, Options or Registration Rights. Except as described in the Registration Statement, the Disclosure Package and the Prospectus or as provided for in the Mid-Con Energy LLC Agreements or such as have been waived or that are by their express terms are not currently exercisable and would not be exercisable in connection with the Transactions, there are no preemptive rights, preferential purchase rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any equity securities of or any partnership interest in, any of the Mid-Con Parties. Except as described in the Registration Statement, Disclosure Package and the Prospectus or as provided for in the Mid-Con Energy LLC Agreements, there are no outstanding options or warrants to purchase any securities of the Mid-Con Parties. Except for such rights that have been waived or as described in the Registration Statement, the Disclosure Package and the Prospectus, neither the filing of the Registration Statement nor the offering or sale of the Units as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Units or other securities of the Partnership.

(w) Capitalization. Assuming no purchase by the Underwriters of any Option Units, at the Closing Date, and except for issuances of Common Units pursuant to the Partnership’s employee benefit programs, after giving effect to the transactions (including the Transactions) contemplated by this Agreement and the Transaction Documents, the issued and outstanding Common Units of the Partnership will consist of 17,640,000 Common Units and the GP Interest represented by 360,000 notional general partner units; and other than the Sponsor Units, the Firm Units will be the only limited partner interests of the Partnership issued or outstanding at the Closing Date.

(x) Absence of Loans. Other than loans that will be repaid and terminated at Closing, there are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by any of the Mid-Con Parties to or for the benefit of any of the officers or directors of any of the Mid-Con Parties or any of their respective family members, except as disclosed in the Prospectus and the Disclosure Package. Since the date the Registration Statement was initially filed with the Commission, none of the Mid-Con Parties have directly or indirectly extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of the Mid-Con Parties, except as disclosed in the Prospectus and the Disclosure Package.

(y) Financial Statements. The historical combined and consolidated financial statements included in the Registration Statement, the Disclosure Package and the Prospectus, together with the related schedules (if any) and notes, present fairly in all material respects the financial position, results of operations and cash flows of the entities purported to be shown thereby on the basis stated therein, at the indicated dates and for the indicated periods. Such financial statements and related schedules have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), consistently applied throughout the periods involved, except as disclosed therein. The summary financial and statistical data included in the Registration Statement, the Disclosure Package and the Prospectus under the caption “Summary—Summary Historical and Pro Forma Financial Data” and the selected historical and pro forma financial data set forth under the caption “Selected Historical and Pro Forma Financial Data” present fairly the information shown therein and such data has been compiled on a basis consistent with the financial statements presented therein and the books and records of the Partnership.

(z) Pro Forma Financial Statements. The pro forma condensed financial statements and other pro forma financial information included in the Registration Statement, the Disclosure Package and the Prospectus present fairly the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements, have been properly compiled on the pro forma bases described therein, and, in the opinion of management of the Mid-Con Parties, the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein.

(aa) Internal Accounting Controls; Books and Records. Each Mid-Con Party (i) makes and keeps books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets and (ii) maintains systems of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of its financial statements in conformity with GAAP and to maintain accountability for its assets; (C) access to its assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(bb) No Changes in Internal Controls. Since the date of the most recent balance sheet of the Mid-Con Predecessors reviewed or audited by Grant Thornton LLP (“Grant Thornton”), except in each case as disclosed in the Registration Statement, the Disclosure Package and the Prospectus, (i) none of the Mid-Con Parties is aware of (A) any significant deficiencies in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the ability of any of the Mid-Con Parties to record, process, summarize and report financial information in any material respect, or any material weaknesses in internal controls over financial reporting or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting of any of the Mid-Con Parties, and (ii) there have been no significant changes in internal controls over financial reporting that have materially affected or are reasonably likely to materially affect internal controls over financial reporting.

(cc) Sarbanes-Oxley Act of 2002. At the Effective Date, the Partnership Parties and, to the knowledge of the Mid-Con Parties, the officers and directors of the General Partner, in their capacities as such were, and on the Closing Date, will be, in compliance in all material respects with all applicable provisions of the Sarbanes–Oxley Act of 2002 (the “Sarbanes—Oxley Act”).

(dd) Disclosure Controls. The Partnership Parties have established and maintain “disclosure controls and procedures” (to the extent required by and as defined in Rule 13a–15); the Partnership Parties’ “disclosure controls and procedures” are reasonably designed to ensure that information required to be disclosed by the Partnership in the reports that it will file or furnish under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is recorded, processed, summarized and reported within the time periods specified in the rules and regulations of the Commission, and that all such information is accumulated and communicated to the Partnership’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rule 13a-15 of the Exchange Act.

(ee) Independent Public Accountants. Grant Thornton, who has certified certain financial statements of the predecessor to the Partnership and the Partnership and delivered its reports with respect to the audited financial statements and schedules included in the Registration Statement, the Disclosure Package and the Prospectus, is an independent registered public accounting firm with respect to the Partnership within the meaning of the Securities Act and the Rules and Regulations.

(ff) Independent Reserve Engineer. Cawley, Gillespie & Associates, Inc. (“Cawley Gillespie”), whose report appears in the Disclosure Package and the Prospectus and who has delivered the letter referred to in Section 6(g) hereof, was, as of the date of such report, and is, as of the date hereof, an independent petroleum engineer with respect to the Mid-Con Parties.

(gg) No Conflicts. None of the (i) offering, issuance or sale by the Partnership of the Units, (ii) the execution, delivery and performance of this Agreement and the Operative Agreements by the Mid-Con Parties that are party hereto or thereto, (iii) the consummation of the transactions (including the Transactions) contemplated by this Agreement and the Transaction Documents or (iv) the application of the net proceeds as described under the caption “Use of Proceeds” in the Disclosure Package and the Prospectus, (A) constitutes or will constitute a violation of the Organizational Documents, (B) constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse or time or both, would constitute such a default) under any indenture, mortgage, contract, deed of trust, loan agreement, lease or other agreement or instrument to which any of the Mid-Con Parties is a party or by which any of them or any of their respective properties may be bound, (C) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental agency or body having jurisdiction over any of the Mid-Con Parties or any of their properties in a proceeding to which any of them or their property is a party or (D) results or will result in the creation or imposition of any Lien upon any property or assets of any of the Mid-Con Parties (other than Liens created pursuant to the Credit Agreement), except in the case of clauses (B), (C) or (D) for such breaches, violations, defaults or Liens, that, individually or in the aggregate, would not have a Material Adverse Effect or materially impair the ability of the Mid-Con Parties to consummate the transactions (including the Transactions) contemplated by this Agreement and the Transaction Documents.

(hh) No Defaults. None of the Mid-Con Parties is (i) in violation of any of its Organizational Documents; (ii) in violation of any statute, law, rule or regulation or any judgment, order, injunction or decree of any court, governmental agency or body or arbitrator having jurisdiction over any of the Mid-Con Parties or any of their properties or assets; or (iii) in breach, default (or an event that, with notice or lapse of time or both, would constitute a breach or default) or violation in the performance of any obligation, agreement or condition contained in any loan agreement, lease, indenture, mortgage, contract, deed of trust or other agreement or instrument to which it is a party or by which it, or any of its properties, may be bound, except in the case of clauses (ii) and (iii) for such breaches, defaults or violations that would not have a Material Adverse Effect or materially impair the ability of any of the Mid-Con Parties to consummate the transactions (including the Transactions) contemplated by this Agreement and the Transaction Documents.

(ii) Consents. Each approval, consent, order, authorization, designation, declaration or filing by or with any regulatory, administrative or other governmental body necessary in connection with the execution and delivery by the Mid-Con Parties of this Agreement and the consummation of the transactions (including the Transactions) contemplated by this Agreement and the Transaction Documents has been obtained or made and is in full force and effect, except (i) for registration of the Units under the Securities Act and consents required under the Exchange Act, applicable state securities or “Blue Sky” laws and the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”), (ii) for such consents that have been, or prior to the Closing Date will be, obtained or made, (iii) for any such consents the absence or omission of which would not reasonably be expected to materially impair the ability of any of the Mid-Con Parties to consummate the transactions (including the Transactions) contemplated by this Agreement and the Transaction Documents and (iv) as described in the Registration Statement, the Disclosure Package and the Prospectus.

(jj) Reserve Estimates. The historical information underlying the estimates of reserves of the Mid-Con Parties, which were supplied by the Mid-Con Parties to Cawley Gillespie for purposes of auditing the reserve information included in the Disclosure Package and the Prospectus, including, without limitation, production, costs of operation and development, current prices for production, agreements relating to current and future operations and sales of production, was true and correct in all material respects on the dates of such reserve reports and was prepared in all material respects in accordance with customary industry practices; other than normal production of the reserves, intervening market commodity price fluctuations, fluctuations in demand for such products, adverse weather conditions, unavailability or increased costs of rigs, equipment, supplies or personnel, the timing of third party operations and other factors, in each case as described in the Disclosure Package and the Prospectus, the Mid-Con Parties are not aware of any facts or circumstances that would result in a material adverse change in the aggregate net reserves, or the present value of future net cash flows therefrom, as described in the Disclosure Package and the Prospectus. Estimates of such reserves and present values as described in the Disclosure Package and the Prospectus comply in all material respects with the applicable requirements of Regulation S-X and Subpart 1200 of Regulation S-K under the Securities Act.

(kk) Title to Properties. At the Closing Date and each Option Closing Date, if any, after giving effect to the transactions (including the Transactions) contemplated by this Agreement and the Transaction Documents, the Operating Subsidiary will have (A) valid and defensible title to the interests in the oil and gas properties supporting the estimates of its net proved reserves contained in the Registration Statement, the Disclosure Package and the Prospectus, (B) good and indefeasible title to all real property owned by it, other than the oil and gas properties covered by clause (A), and (C) good title to all personal property described in the Registration Statement and the Disclosure Package as being owned by it, in each case free and clear of all Liens except (i) such as are described in the Registration Statement, the Disclosure Package and the Prospectus, (ii) such as arise in connection with the Credit Agreement, or (iii) such as do not (individually or in the aggregate) materially interfere with the use made or proposed to be made of such properties by the Partnership and the Operating Subsidiary as described in the Disclosure Package and the Prospectus, and the working interests derived from oil, gas and mineral leases or mineral interests which constitute a portion of the real property held or leased by the Operating Subsidiary reflect in all material respects the right of the Operating Subsidiary to explore, develop or produce hydrocarbons from such real property, and the care taken by the Operating Subsidiary and any of its predecessors in interest who are Mid-Con Parties with respect to acquiring or otherwise procuring such leases or mineral interests was generally consistent with standard industry practices in the areas in which the Operating Subsidiary and any of its predecessors who are Mid-Con Parties in interest operate for acquiring or procuring leases and interests therein to explore, develop or produce hydrocarbons. All real property and buildings to be held under lease or sublease by the Operating Subsidiary, except the oil and gas properties covered by clause (A) above (the “Leased and Subleased Properties”), will be held by it under valid, subsisting and enforceable leases or subleases, as the case may be, subject to exceptions that do not materially interfere with the use made and proposed to be made of such Leased and Subleased Properties by the Operating Subsidiary as described in the Disclosure Package and the Prospectus, and all such leases and subleases will be in full force and effect. None of the Operating Subsidiary or any of its predecessors in interest who are Mid-Con Parties has received any notice of any claim that has been asserted by anyone adverse to the rights of the Operating Subsidiary or any of its predecessors in interest who are Mid-Con Parties under any of the leases or subleases mentioned in the prior sentence above or affecting or questioning the rights of the Operating Subsidiary or any of its predecessors in interest who are Mid-Con Parties to the continued possession of the Leased and Subleased Properties under any such lease or sublease except for such claims that would not, individually or in the aggregate, have a Material Adverse Effect.

(ll) Permits. At the Closing Date and each Option Closing Date, if any, after giving effect to the transactions (including the Transactions) contemplated by this Agreement and the Transaction Documents, the Operating Subsidiary has such material licenses, certifications, permits, consents, franchises, approvals, clearances and authorizations of governmental or other regulatory authorizations (“Permits”) as are necessary to conduct its business as currently conducted and to own, lease and operate its properties in the manner described in the Disclosure

Package and the Prospectus, except as described in the Disclosure Package and the Prospectus. Each of the Operating Subsidiary or any of its predecessors in interest who are Mid-Con Parties is in compliance with the terms and conditions of such Permits except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and the Mid-Con Parties have not received notice of any claims or proceedings relating to the revocation, termination or modification of any such Permit which, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect. None of the Permits contains any restriction that is materially burdensome on the Operating Subsidiary or any of its predecessors in interest who are Mid-Con Parties.

(mm) Rights of Way. At the Closing Date and each Option Closing Date, if any, after giving effect to the transactions (including the Transactions) contemplated by this Agreement and the Transaction Documents, the Operating Subsidiary will have such consents, easements, rights-of-way or licenses from any person (collectively, “rights-of-way”) as are necessary to conduct its business in the manner described in the Registration Statement, the Disclosure Package and the Prospectus, subject to such qualifications as may be set forth in the Registration Statement, the Disclosure Package or the Prospectus, except for such rights-of-way the failure of which to have obtained would not have, individually or in the aggregate, a Material Adverse Effect; and the Operating Subsidiary and its predecessors in interest who are Mid-Con Parties will have fulfilled and performed all of its material obligations with respect to such rights-of-way and no event shall have occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for such failures to perform, revocations, termination and impairments that would not have a material adverse effect upon the ability of the Operating Subsidiary to conduct its business in all material respects as currently conducted and as contemplated in the Disclosure Package, subject in each case to such qualifications as may be set forth in the Disclosure Package.

(nn) Conduct of Business Since the date of the latest audited financial statements included in the most recent Preliminary Prospectus, none of the Mid-Con Parties or their respective subsidiaries has (i) incurred any liabilities or obligations, indirect, direct or contingent, that are material to the Mid-Con Parties, taken as a whole, other than liabilities and obligations incurred in the ordinary course of business or (ii) entered into any transaction that is not in the ordinary course of business that is material to the Mid-Con Parties, taken as a whole.

(oo) No Material Adverse Change. (i) None of the Mid-Con Parties, directly or indirectly, has sustained since the date of the latest audited financial statements included in the Disclosure Package and the Prospectus any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, investigation, order or decree and (ii) since such date there has not been any change in the capitalization or material increase in long-term debt of the Mid-Con Parties, or any adverse change in or affecting the condition (financial or otherwise), properties, assets, liabilities, results of operations, earnings, business or prospects of the Mid-Con Parties, taken as a whole, in each case except as set forth or contemplated in the Disclosure Package and the Prospectus or as would not reasonably be expected to have a Material Adverse Effect.

(pp) Insurance. At the Closing Date and each Option Closing Date, if any, after giving effect to the transactions (including the Transactions) contemplated by this Agreement and the Transaction Documents, the Partnership Parties will maintain, or will be entitled to the benefits of, insurance covering their properties, operations, personnel and businesses against such losses and risks as is reasonably adequate to protect them and their businesses in a manner consistent with other businesses similarly situated in similar industries. All policies of insurance insuring the Partnership Parties or any of their respective businesses, assets, employees, officers and directors will be in full force and effect as of the Closing Date; and the Partnership Parties will be in compliance with the terms of such policies in all material respects.

(qq) Litigation. Except as described in the Disclosure Package and the Prospectus, no action, suit, proceeding, inquiry or investigation by or before any court or governmental or other regulatory or administrative agency, authority or body or any arbitrator involving any of the Mid-Con Parties or its or their property is pending, or to the knowledge of any of the Mid-Con Parties, threatened that (i) would individually or in the aggregate have a Material Adverse Effect or prevent the performance by the Mid-Con Parties of this Agreement or any of the Operative Agreements or the consummation by the Mid-Con Parties of any of the transactions (including the Transactions) contemplated by this Agreement and the Transaction Documents; (ii) would individually or in the aggregate have a Material Adverse Effect or (iii) are required to be described in the Disclosure Package or the Prospectus but are not described as required.

(rr) No Labor Dispute. No labor problem or dispute with the employees of Mid-Con Energy Operating exists or, to the knowledge of the Mid-Con Parties, is threatened or imminent, and the Mid-Con Parties are not aware of any existing or imminent labor disturbance by the employees of any of the principal suppliers, contractors or customers of the Mid-Con Parties that would, individually or in the aggregate, result in a Material Adverse Effect.

(ss) Intellectual Property. At the Closing Date and each Option Closing Date, if any, after giving effect to the transactions (including the Transactions) contemplated by this Agreement and the Transaction Documents, the Partnership Parties will own, possess, license or have adequate rights to use, on reasonable terms, all material patents, patent rights, patent applications, licenses, inventions, copyrights, inventions, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trade marks, service marks, trade and service mark registrations, trade names, service names, software, internet addresses, domain names and other intellectual property that is described in the Registration Statement, the Disclosure Package or the Prospectus or that is necessary for the conduct of their respective businesses as currently conducted or as proposed to be conducted and as described in the Registration Statement, the Disclosure Package and the Prospectus.

(tt) Tax Returns. The Mid-Con Parties have filed all tax returns that are required to be filed or have requested extensions thereof, except (i) in any case in which the failure so to file would not have a Material Adverse Effect or (ii) as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto); and have paid all taxes (including, without limitation, any estimated taxes) required to be paid by them and any other assessment, fine or penalty levied against them, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith by appropriate actions or which would not, individually or in the aggregate, have a Material Adverse Effect).

(uu) ERISA. Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) for which any of the Mid-Con Parties or any ERISA Affiliate (as defined below) would have any liability (each a “Plan”) has been maintained in material compliance with its terms and with the material requirements of all applicable statutes, rules and regulations, including ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), and, to the knowledge of the Mid-Con Parties, each “multiemployer plan” (as defined in Section 4001 of ERISA) to which the Mid-Con Parties or any ERISA Affiliate contributes (a “Multiemployer Plan”) is in material compliance with all applicable statutes, rules and regulations, including ERISA and the Code. “ERISA Affiliate” means, with respect to Mid-Con Parties, any trade or business (whether or not incorporated) under common control with Mid-Con Parties within the meaning of Section 414(b) or (c) of the Code and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code. With respect to any “employee benefit plan” which is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and established or maintained by the Mid-Con Parties or any ERISA Affiliate, (i) no “reportable event” (as defined under Section 4043(c) of ERISA and the regulations issued thereunder) (other than those events as to which the 30-day notice period is waived under applicable regulations) has occurred or is reasonably expected to occur, (ii) no failure to meet the minimum funding requirements of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, whether or not waived, or to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA by the Mid-Con Parties or any ERISA Affiliate has occurred or is reasonably expected to occur, and (iii) no such “employee benefit plan,” if terminated, would have any “amount of unfunded benefit liabilities” (as defined under Section 4001(a)(18) of ERISA). None of the Mid-Con Parties or any ERISA Affiliate has incurred or reasonably expects to incur any material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971 or 4975 of the Code. No “employee benefit plan” established or maintained by the Mid-Con Parties or any ERISA Affiliate provides health or welfare benefits for any retired or former employee of the Mid-Con Parties or any ERISA Affiliate, except to the extent required under Section 4980B of the Code or similar state laws. Except where noncompliance would not reasonably be expected to have a Material Adverse Effect, each “employee benefit plan” established or maintained by the Mid-Con Parties or any ERISA Affiliate that is intended to be qualified under Section 401 of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would be reasonably likely to cause the loss of such qualification.

(vv) Environmental Compliance. The Mid-Con Parties (i) are, and at all times prior hereto were, in compliance with all laws, regulations, ordinances, rules, orders, judgments, decrees, permits or other legal requirements of any governmental authority, including without limitation any international, foreign, national, state, provincial, regional, or local authority, relating to pollution, the protection of human health or safety, the environment, or natural resources, or to use, handling, storage, manufacturing, transportation, treatment, discharge, disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants and radioactive or biologic materials (“Environmental Laws”) applicable to such entity, which compliance includes, without limitation, obtaining, maintaining and complying with all permits and authorizations and approvals required by Environmental Laws to conduct their respective businesses, except where such non-compliance with Environmental Laws or failure to receive required permits, authorizations or other approvals, would not, individually or in the aggregate, have a Material Adverse Effect, (ii) have not received notice or otherwise have knowledge of any actual or alleged violation of Environmental Laws, or of any actual or potential liability for or other obligation concerning the presence, disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants and radioactive or biologic materials. Except as described in the Disclosure Package, (x) there are no proceedings that are pending, or known to be contemplated, against the Mid-Con Parties under Environmental Laws in which a governmental authority is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed, (y) the Mid-Con Parties are not aware of any issues regarding compliance with Environmental Laws, including any pending or proposed Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning hazardous or toxic substances or wastes, pollutants or contaminants, that could reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the Mid-Con Parties, and (z) none of the Mid-Con Parties anticipates material capital expenditures relating to Environmental Laws.

(ww) Environmental Review. The Mid-Con Parties have reviewed the effect of Environmental Laws in effect on the date hereof on the business, operations and properties of the Mid-Con Parties, in the course of which they identified and evaluated associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Mid-Con Parties have concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto).

(xx) Foreign Corrupt Practices Act. No payments or inducements have been made or given, directly or indirectly, to any federal or local official or candidate for any federal or state office in the United States or foreign countries by any of the Mid-Con Parties or, to the knowledge of the Mid-Con Parties, by any of their officers, directors, employees or agents or any other person in connection with any opportunity, contract, permit, certificate, consent, order, approval, waiver or other authorization relating to the business of any of the Mid-Con Parties, except for such payments or inducements as were lawful under applicable laws, rules and regulations. None of the Mid-Con Parties, nor, to the knowledge of the Mid-Con Parties, any director, officer, agent, employee of, or other person acting on behalf of, the Mid-Con Parties, (i) has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the business of the Mid-Con Parties.

(yy) Money Laundering. The operations of the Mid-Con Parties are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the any of the Mid-Con Parties with respect to the Money Laundering Laws is pending or, to the knowledge of the Mid-Con Parties, threatened.

(zz) OFAC. None of the Mid-Con Parties nor, to the knowledge of the Mid-Con Parties, any director, officer, agent or employee of the Mid-Con Parties (in their capacity as a director, officer, agent or employee), has received notice that it is subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the General Partner and the Partnership will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(aaa) Investment Company. None of the Mid-Con Parties is an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “1940 Act”).

(bbb) Conformity of Units to Description in the Prospectus and Disclosure Package. The information set forth under the caption “Capitalization” in the Registration Statement, the Disclosure Package and the Prospectus is true and correct in all material respects. All of the Units, Sponsor Units and any limited partner interests issued pursuant to the Partnership’s long-term incentive plan conform to the description thereof contained in the Registration Statement, the Disclosure Package and the Prospectus in all material respects.

(ccc) Description of Contracts; Filing of Exhibits. There is no franchise, contract or other document of a character (including, without limitation, any voting agreement) required to be described in the Registration Statement, the Disclosure Package or the Prospectus, or to be filed as an exhibit to the Registration Statement that is not described or filed as required. Except as described in the Registration Statement, the Disclosure Package and the Prospectus, none of the Mid-Con Parties has sent or received any notice indicating the termination of or intention to terminate any of the contracts or agreements referred to or described in the Registration Statement, Prospectus or the Disclosure Package, or filed as an exhibit to the Registration Statement.

(ddd) Related Party Transactions. No relationship, direct or indirect, exists between or among any Mid-Con Party on the one hand, and the directors, managers, officers, members, partners, stockholders, customers or suppliers of any Mid-Con Party, on the other hand, that is required to be described in the Registration Statement, the Disclosure Package, or the Prospectus and is not so described.

(eee) Lending Relationship. Except as disclosed in the Disclosure Package and the Prospectus, no Mid-Con Party (i) has any material lending or other material relationship with any bank or lending affiliate of the Underwriters or (ii) intends to use any of the proceeds from the sale of the Units hereunder to repay any outstanding debt owed to any affiliate of the Underwriters.

(fff) FINRA Affiliation. To the Mid-Con Parties’ knowledge, no officer, director or nominee for director of the General Partner or 5% or greater security holders has a direct or indirect affiliation or association with any member of FINRA, except as set forth in the Registration Statement.

(ggg) Private Placement. The issuance of the Sponsor Units to the Founders, Yorktown and the Minority Members is exempt from the registration requirements of the Securities Act and securities laws of any state having jurisdiction with respect thereto, and none of the Mid-Con Parties has taken or will take any action that would cause the loss of such exemption. The Partnership has not sold or issued any securities that would be integrated with the offering of the Units contemplated by this Agreement pursuant to the Securities Act or the interpretations thereof by the Commission.

(hhh) Stabilization. None of the Mid-Con Parties has taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of the Common Units to facilitate the sale or resale of the Units.

(iii) Statistical and Market-Related Data. The statistical, industry–related and market?related data included in the Registration Statement, the Disclosure Package and the Prospectus are based on or derived from sources which the Mid-Con Parties reasonably and in good faith believe are reliable and accurate.

(jjj) No Restrictions on Distributions. None of the Mid-Con Parties is a party to or otherwise bound by any instrument or agreement that limits or prohibits or could limit or prohibit, directly or indirectly, the Partnership from making any distributions or paying dividends on its Common Units, and, after giving effect to the transactions (including the Transactions) contemplated by this Agreement and the Transaction Documents, no subsidiary of the Partnership will be prohibited, directly or indirectly, from paying any dividends to the Partnership, from making any other distribution on such subsidiary’s equity interests, from repaying to the Partnership any loans or advances to such subsidiary from the Partnership or from transferring any of such subsidiary’s property or assets to the Partnership or any other subsidiary of the Partnership, except in each case (i) pursuant to the Credit Agreement, (ii) for prohibitions mandated by the laws of the jurisdiction of formation of such subsidiary and (iii) as described in the Registration Statement, the Disclosure Package and the Prospectus.

(kkk) Broker’s Fees. Other than as contemplated by this Agreement, the Mid-Con Parties have not incurred any liability for any finder’s or broker’s fee, or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions (including the Transactions) contemplated by this Agreement and the Transaction Documents.

Any certificate signed by any officer of any of the Mid-Con Parties and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Units contemplated hereby shall be deemed a representation and warranty by such Mid-Con Party to each Underwriter.

2. Purchase, Sale and Delivery of the Firm Units.

(a) On the basis of the representations, warranties and covenants herein contained, and subject to the conditions herein set forth, the Partnership agrees to sell to the Underwriters and each Underwriter agrees, severally and not jointly, to purchase from the Partnership, at a price of $16.8075 per common unit, the number of Firm Units set forth opposite the name of each Underwriter in Schedule I hereof, subject to adjustments, if any, in accordance with Section 9 hereof.

(b) Payment by the several Underwriters through the Representatives for the Firm Units to be sold hereunder is to be made to or upon the order of the Partnership by wire transfer payable in same-day funds to an account specified by the Partnership against delivery of Firm Units therefor to the Representatives for the several accounts of the Underwriters. Such payment and delivery are to be made at 10:00 a.m., New York City time, on December 20, 2011, or at such time on such later date not more than three business days thereafter as you and the Partnership shall agree upon (which date and time may be postponed by agreement between the Representatives and the Partnership or as provided in Section 9 hereof), such time and date being herein referred to as the “Closing Date.” As used herein, “business day” means a day on which the NASDAQ Global Market (“NASDAQ”) is open for trading and on which banks in New York are open for business and are not permitted by law or executive order to be closed. Delivery of the Firm Units is to be made through the facilities of the Depository Trust Company, New York, New York.

(c) In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Partnership hereby grants an option to the several Underwriters to purchase the Option Units at the price per common unit as set forth in Section 2(a). The option granted hereby may be exercised in whole or in part by giving written notice (i) at any time on or before the business day immediately preceding the Closing Date and (ii) only once thereafter within 30 days after the date of this Agreement, by you, as the Representatives of the several Underwriters, to the Partnership setting forth the number of Option Units as to which the several Underwriters are exercising the option, the names and denominations in which the Option Units are to be registered and the time and date at which such Common Units are to be delivered. The time and date at which Option Units are to be delivered shall be determined by the Representatives but shall not be earlier than two nor later than five full business days after the exercise of such option, nor in any event prior to the Closing Date (such time and date being herein referred to as the “Option Closing Date”). If the date of exercise of the option is three or more business days before the Closing Date, the notice of exercise shall set the Closing Date as the Option Closing Date. The number of Option Units to be purchased by each Underwriter shall be in the same proportion to the total number of Option Units being purchased as the number of Firm Units being purchased by such Underwriter bears to the total number of Firm Units, adjusted by you in such manner as to avoid fractional shares. The option with respect to the Option Units granted hereunder may be exercised only to cover over-allotments in the sale of the Firm Units by the Underwriters. You, as the Representatives of the several Underwriters, may cancel such option at any time prior to its expiration by giving written notice of such cancellation to the Partnership. To the extent, if any, that the option is exercised, payment for the Option Units shall be made on the Option Closing Date by wire transfer payable in same-day funds to an account specified by the Partnership against delivery of the Option Units to the Representatives for the several accounts of the Underwriters through the facilities of the Depository Trust Company in New York, New York.

3. Offering by the Underwriters.

It is understood that the several Underwriters propose to offer the Units for sale to the public as set forth in the Prospectus.

It is further understood that you will act as the Representatives for the Underwriters in the offering and sale of the Units in accordance with a Master Agreement Among Underwriters entered into by you and the several other Underwriters.

4. Covenants.

(a) Preparation of Prospectus. The Partnership covenants and agrees with the several Underwriters that it will (i) prepare and timely file with the Commission under Rule 424(b) of the Rules and Regulations a Prospectus in a form approved by the Representatives containing information previously omitted at the time of effectiveness of the Registration Statement in reliance on Rule 430A of the Rules and Regulations; (ii) not file any amendment to the Registration Statement or supplement to the Prospectus, any Preliminary Prospectus or any Issuer Free Writing Prospectus of which RBC Capital Markets, LLC shall not previously have been advised and furnished with a copy or to which the Representatives shall have reasonably objected in writing or which is not in compliance with the Rules and Regulations; and (iii) file on a timely basis all reports and any definitive proxy or information statements required to be filed by the Partnership with the Commission subsequent to the date of the Prospectus and prior to the termination of the offering of the Units by the Underwriters.

(b) Issuer Free Writing Prospectus. The Partnership agrees that, without the prior consent of RBC Capital Markets, LLC, it will not make any offer relating to the Units that would constitute an Issuer Free Writing Prospectus. Each Underwriter represents and agrees that it has not made and, without the prior consent of the Partnership and RBC Capital Markets, LLC, it will not make, any offer relating to the Units that would constitute an Issuer Free Writing Prospectus. Any such Issuer Free Writing Prospectus the use of which has been consented to by the Partnership and RBC Capital Markets, LLC is listed on Schedule II(b) hereto. The Partnership has complied and will comply with the requirements of Rule 433 under the Securities Act applicable to any Issuer Free Writing Prospectus, including timely filing with the Commission or retention where required and legending. The Partnership represents that it has satisfied and agrees that it will satisfy the conditions under Rule 433 under the Securities Act to avoid a requirement to file with the Commission any electronic road show. The Partnership agrees that if at any time following issuance of an Issuer Free Writing Prospectus any event occurred or occurs as a result of which such Issuer Free Writing Prospectus would conflict with the information in the Registration Statement, the Pricing Prospectus or the Prospectus or, when taken together with the Disclosure Package, would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances then prevailing, not misleading, the Partnership will give prompt notice thereof to RBC Capital Markets, LLC and, if requested by RBC Capital Markets, LLC, will prepare and furnish without charge to each Underwriter an Issuer Free Writing Prospectus or other document which will correct such conflict, statement or omission.

(c) Stabilization. The Mid-Con Parties will not take, directly or indirectly, any action that would constitute, or that is designed to or might reasonably be expected to cause or result in, the stabilization or manipulation of the price of any securities of the Partnership to facilitate the sale or resale of the Units.

(d) Effectiveness of the Registration Statement. The Partnership Parties will advise the Representatives promptly (i) when the Registration Statement or any post-effective amendment thereto shall have become effective; (ii) of receipt of any comments from the Commission on the Registration Statement; (iii) of any request of the Commission for amendment of the Registration Statement or for supplement to the Prospectus or for any additional information; and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to the use of the Prospectus or of the institution of any proceedings for that purpose. Each of the Partnership Parties will use its best efforts to prevent the issuance of any such stop order preventing or suspending the use of the Prospectus and to obtain as soon as possible the lifting thereof, if issued.

(e) Qualification of Units. The Partnership Parties will cooperate with the Representatives in endeavoring to qualify the Units for sale under the securities laws of such jurisdictions as the Representatives may reasonably have designated in writing and will make such applications, file such documents, and furnish such information as may be reasonably required for that purpose, provided the Partnership Parties shall not be required to qualify to do business in any jurisdiction where it is not now so qualified or to file a general consent to service of process in any jurisdiction where it is not now so qualified or required to file such a consent. The Partnership will, from time to time, prepare and file such statements, reports, and other documents, as are or may be required to continue such qualifications in effect for so long a period as the Representatives may reasonably request for distribution of the Units.

(f) Signed Copies of the Registration Statement and Copies of the Prospectus. The Partnership will deliver to, or upon the order of, the Representatives during the period when delivery of a Prospectus is required under the Securities Act, as many copies of any Preliminary Prospectus and the Prospectus in final form, or as thereafter amended or supplemented, as the Representatives may reasonably request. The Partnership will deliver to the Representatives at or before the Closing Date, signed copies of the Registration Statement and all amendments thereto including all exhibits filed therewith, and will deliver to the Representatives such number of copies of the Registration Statement and of all amendments thereto (excluding exhibits), as the Representatives may reasonably request.

(g) Amendment of Registration Statement or Supplement of Prospectus. The Partnership will comply with the Securities Act and the Rules and Regulations, and the Exchange Act, and the rules and regulations of the Commission thereunder, so as to permit the completion of the distribution of the Units as contemplated in this Agreement and the Prospectus.

If during the period in which a prospectus is required by law to be delivered by an Underwriter or dealer, any event shall occur as a result of which, in the judgment of the Partnership or in the reasonable opinion of the Underwriters, it becomes necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances existing at the time the Prospectus is delivered to a purchaser, not misleading, or, if it is necessary at any time to amend or supplement the Prospectus to comply with any law, the Partnership promptly will prepare and file with the Commission an appropriate amendment to the Registration Statement or supplement to the Prospectus so that the Prospectus as so amended or supplemented will not, in the light of the circumstances when it is so delivered, be misleading, or so that the Prospectus will comply with the applicable law.

(h) Earnings Statement. The Partnership will make generally available to its unitholders, as soon as it is practicable to do so, but in any event not later than 15 months after the Effective Date, an earnings statement (which need not be audited) in reasonable detail, covering a period of at least 12 consecutive months beginning after the Effective Date, which earnings statement shall satisfy the requirements of Section 11(a) of the Securities Act and Rule 158 of the Rules and Regulations.

(i) Lockup Period. Each of the Partnership and the General Partner covenants and agrees that it will not, directly or indirectly, make any offering, sale, short sale, contract to sell, pledge or other disposition of any Common Units or other securities convertible into or exchangeable or exercisable for, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to Common Units, for a period of 180 days (the “Lockup Period”) after the date of this Agreement, other than as provided herein or with the prior written consent of RBC Capital Markets, LLC; provided, that this provision will not restrict the Partnership from (i) issuing and selling Common Units pursuant to the Partnership’s long-term incentive program described in the Prospectus and the Disclosure Package, or (ii) issuing Common Units and other securities pursuant to the transactions (including the Transactions) contemplated by this Agreement and the Transaction Documents as described in the Prospectus and the Disclosure Package. Notwithstanding the foregoing, if (x) during the last 17 days of the Lockup Period the Partnership issues an earnings release or announces material news or a material event relating to the Partnership occurs, or (y) prior to the expiration of the Lockup Period, the Partnership announces that it will release earnings results during the 16-day period beginning on the last day of the Lockup Period, the restrictions imposed in this clause shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event.

(j) Lockup Agreements. The Partnership Parties have caused each officer and director of the Partnership and General Partner and each other individual or entity set forth on Schedule IV to furnish to you, on or prior to the date of this agreement, a letter or letters, substantially in the form of Exhibit A hereto (“Lockup Agreements”).

(k) Listing. The Partnership will use its best efforts to list, subject to notice of issuance, the Units on the NASDAQ.

(l) Use of Proceeds. The Partnership Parties shall apply the net proceeds from the sale of the Units as described under the heading “Use of Proceeds” in the Prospectus and the Disclosure Package.

(m) No Other Prospectus. The Partnership agrees, not, at any time at or after the execution of this Agreement, to, directly or indirectly, offer or sell any Common Units by means of any “prospectus” (within the meaning of the Securities Act), or use any “prospectus” (within the meaning of the Securities Act) in connection with the offer or sale of the Units, in each case other than the Disclosure Package and the Prospectus.

(n) Undertakings. The Partnership will comply with all provisions of any undertakings contained in the Registration Statement.

5. Costs and Expenses.

The Mid-Con Parties will pay all costs, expenses and fees incident to the performance of the obligations of the Mid-Con Parties under this Agreement, including, without limiting the generality of the foregoing, the following: the preparation of the certificates for the Units and the issuance and delivery of the Units to the Underwriters, including any stock or other transfer taxes and any stamp or other taxes or duties payable in connection with the sale, issuance or delivery of the Units to the Underwriters; accounting fees of the Partnership; the fees and disbursements of counsel for the Mid-Con Parties; the cost of printing and delivering to, or as requested by, the Underwriters copies of the Registration Statement, Preliminary Prospectuses, the Pricing Prospectus, any Issuer Free Writing Prospectus and the Prospectus and any supplements or amendments thereto; the filing fees of the Commission; the filing fees and expenses (including reasonable legal fees and disbursements) incident to securing any required review by FINRA of the terms of the sale of the Units; the Listing Fee of the NASDAQ; and the expenses, incurred in connection with the qualification of the Units under state securities or Blue Sky laws and the preparation, printing and distribution of any Blue Sky survey, including the reasonable fees and disbursements of counsel for the Underwriters in connection therewith up to a maximum amount of $15,000. The Partnership agrees to pay to RBC Capital Markets, LLC an aggregate structuring fee in an amount equal to 0.375% of the gross proceeds from the sale of the Units for the evaluation, analysis and structuring of the Partnership.

The Mid-Con Parties shall not, however, be required to pay for any of the Underwriters expenses (other than those related to qualification under FINRA regulations and state securities or Blue Sky laws as set forth in the preceding paragraph) except that, if this Agreement shall not be consummated because the conditions in Section 6 hereof are not satisfied, or because this Agreement is terminated by the Representatives pursuant to Section 11(a)(i) and (v) hereof, or by reason of any failure, refusal or inability on the part of the Mid-Con Parties to perform any undertaking or satisfy any condition of this Agreement or to comply with any of the terms hereof on its part to be performed, unless such failure to satisfy said condition or to comply with said terms be due to the default or omission of any Underwriter, then the Mid-Con Parties shall reimburse the several Underwriters for reasonable out-of-pocket expenses, including all fees and disbursements of counsel, reasonably incurred in connection with investigating, marketing and proposing to market the Units or in contemplation of performing their obligations hereunder; but the Mid-Con Parties shall not in any event be liable to any of the several Underwriters for damages on account of loss of anticipated profits from the sale by them of the Units.

6. Conditions of Obligations of the Underwriters.

The several obligations of the Underwriters to purchase the Firm Units on the Closing Date and the Option Units, if any, on the Option Closing Date are subject to the accuracy, as of the Closing Date and the Option Closing Date, if any, of the representations and warranties of the Mid-Con Parties contained herein, and to the performance by the Mid-Con Parties of their covenants and obligations hereunder and to the following additional conditions:

(a) Effectiveness of the Registration Statement. The Registration Statement and all post-effective amendments thereto shall have become effective and any and all filings required by Rule 424 and Rule 430A of the Rules and Regulations shall have been made, and any request of the Commission for additional information (to be included in the Registration Statement or otherwise) shall have been disclosed to the Representatives and complied with to its reasonable satisfaction. All material required to be filed by the Partnership pursuant to Rule 433(d) under the Securities Act shall have been filed with the Commission within the applicable time period prescribed for such filing by Rule 433 under the Securities Act; if the Partnership has elected to rely upon Rule 462(b) under the Securities Act, the Rule 462(b) Registration Statement shall have become effective by 10:00 P.M., Washington, D.C. time, on the date of this Agreement. No stop order suspending the effectiveness of the Registration Statement, or any notice objecting to the use of the Pricing Prospectus, the Prospectus or any Issuer Free Writing Prospectus, shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Mid-Con Parties, shall be threatened by the Commission; all requests for additional information on the part of the Commission shall have been complied with to your reasonable satisfaction; and no injunction, restraining order, or order of any nature by a federal or state court of competent jurisdiction shall have been issued as of the Closing Date or the Option Closing Date, if any, which would prevent the issuance of the Units.

(b) Opinion of Counsel for Partnership. The Representatives shall have received on the Closing Date and the Option Closing Date, if any, the opinion of Andrews Kurth LLP, co-counsel for the Partnership, dated the Closing Date or the Option Closing Date, if any, addressed to the Underwriters to the effect set forth in Exhibit B hereto.

(c) Opinion of Counsel for Partnership. The Representatives shall have received on the Closing Date and the Option Closing Date, if any, the opinion of GableGotwals, co-counsel for the Partnership, dated the Closing Date or the Option Closing Date, if any, addressed to the Underwriters to the effect set forth in Exhibit C hereto.

(d) Opinion of Counsel for Partnership. The Representatives shall have received on the Closing Date and the Option Closing Date, if any, the opinion of Richards, Layton & Finger, P.A., Delaware counsel for the Partnership, dated the Closing Date or the Option Closing Date, if any, addressed to the Underwriters to the effect set forth in Exhibit D hereto.

(e) Opinion of Counsel for Underwriters. The Representatives shall have received from Latham & Watkins LLP, counsel for the Underwriters, an opinion dated the Closing Date or the Option Closing Date, if any, with respect to formation of the Partnership, the validity of the Units and other matters as the Representatives may reasonably request, and such counsel shall have received such papers and information as they reasonably request to enable them to pass upon such matters.

(f) Accountant’s Comfort Letter. You shall have received, on each of the dates hereof, the Closing Date and the Option Closing Date, if any, a letter dated the date hereof, the Closing Date or the Option Closing Date, if any, in form and substance satisfactory to you, of Grant Thornton confirming that they are independent registered public accountants within the meaning of the Securities Act and the applicable published Rules and Regulations thereunder and stating that in their opinion the financial statements and schedules examined by them and included in the Registration Statement comply in form in all material respects with the applicable accounting requirements of the Securities Act and the related published Rules and Regulations; and containing such other statements and information as is ordinarily included in accountants’ “comfort letters” to Underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectus.

(g) Reserve Engineer Letter. You shall have received on each of the dates hereof, the Closing Date and the Option Closing Date, if any, a letter dated the date hereof, the Closing Date or the Option Closing Date, if any, in form and substance satisfactory to you, of Cawley Gillespie.

(h) Officer’s Certificate. The Representatives shall have received on the Closing Date and the Option Closing Date, if any, a certificate or certificates signed on behalf of each of the Mid-Con Parties by the Chief Executive Officer and Chief Financial Officer of the applicable Mid-Con Party to the effect that, as of the Closing Date or the Option Closing Date, if any:

(i) The Registration Statement has become effective under the Securities Act and no stop order suspending the effectiveness of the Registrations Statement has been issued, and no proceedings for such purpose have been commenced or are, to his knowledge, threatened by the Commission;

(ii) The representations and warranties of the Mid-Con Parties contained in Section 1 hereof are true and correct as of the Closing Date or the Option Closing Date, if any;

(iii) They have carefully examined the Registration Statement, the Disclosure Package and the Prospectus and, in their opinion, (1) the Registration Statement, as of the Effective Date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading and (2) the Disclosure Package, as of the Applicable Time, and the Prospectus, as of its date and on the Closing Date or the Option Closing Date, if any, did not and do not contain any untrue statement of a material fact and did not and do not omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(iv) Since the respective dates as of which information is given in the Disclosure Package and the Prospectus, there has not been any material adverse change or any development involving a prospective material adverse change which has had or would be reasonably likely to have a Material Adverse Effect, whether or not arising in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Prospectus.

(i) Additional Documents. The Mid-Con Parties shall have furnished to the Representatives such further certificates and documents confirming the representations and warranties, covenants and conditions contained herein and related matters as the Representatives may reasonably have requested.

(j) Approval of Listing. The Firm Units and Option Units, if any, shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(k) Lockup Agreements. The Lockup Agreements described in Section 4(j) shall be in full force and effect.

(l) No Objection. Prior to the date of this Agreement, FINRA shall have confirmed in writing that it has no objection with respect to fairness and reasonableness of the underwriting terms and arrangements.

The opinions and certificates mentioned in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to the Representatives and to Latham & Watkins, LLP, counsel for the Underwriters.

If any of the conditions hereinabove provided for in this Section shall not have been fulfilled when and as required by this Agreement to be fulfilled, the obligations of the Underwriters hereunder may be terminated by the Representatives.

In such event, the Mid-Con Parties and the Underwriters shall not be under any obligation to each other (except to the extent provided in Sections 5 and 8 hereof).

7. Conditions of the Obligations of the Mid-Con Parties.

The obligations of the Mid-Con Parties to sell and deliver the portion of the Units required to be delivered as and when specified in this Agreement are subject to the conditions that at the Closing Date or the Option Closing Date, if any, no stop order suspending the effectiveness of the Registration Statement shall have been issued and in effect or proceedings therefor initiated or threatened.

8. Indemnification.

(a) The Mid-Con Parties agree to indemnify and hold harmless each Underwriter, the directors, officers, employees and agents of each Underwriter, its affiliates (as such term is defined in Rule 501(b) under the Securities Act), its selling agent and each person who controls any Underwriter within the meaning of Section 15 of the Securities Act, or Section 20 of the Exchange Act of each Underwriter who has, or who is alleged to have, participated in the distribution of the Units, against any losses, claims, damages or liabilities, as incurred, to which such Underwriter or any such entity or person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in (A) the Registration Statement, any Preliminary Prospectus, the Disclosure Package, the Prospectus or any amendment or supplement thereto, (B) any Issuer Free Writing Prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act and (C) in any materials or information that does not constitute an Issuer Free Writing Prospectus and that is provided to investors by, or with the approval of, the Partnership in connection with the marketing of the offering of the Units, including any “road show” or “bona fide electronic road show” (each as defined in Rule 433), not constituting an Issuer Free Writing Prospectus (“Marketing Materials”) or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (except with respect to the Registration Statement, in light of the circumstances under which such statements were made); provided, however, that the Mid-Con Parties will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission made in the Registration Statement, Pricing Prospectus, the Prospectus, or such amendment or supplement, in any Issuer Free Writing Prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act or in any Marketing Materials in reliance upon and in conformity with written information furnished to the Partnership by or through the Representatives specifically for use in the preparation thereof, such information being listed in Section 13 below.

(b) Each Underwriter severally and not jointly will indemnify and hold harmless each of the Mid-Con Parties, each of their directors and officers who have signed the Registration Statement and each person, if any, who controls any Mid-Con Party within the meaning of Section 15 of the Securities Act, or Section 20 of the Exchange Act and any “affiliate” (within the meaning of Rule 405 of the Securities Act) of such Mid-Con Party who has, or who is alleged to have, participated in the distribution of the Units, against any losses, claims, damages or liabilities, as incurred, to which any of the Mid-Con Parties or any such respective director, officer, or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in (A) the Registration Statement, any Preliminary Prospectus, the Pricing Prospectus, the Prospectus or any amendment or supplement thereto, (B) any Issuer Free Writing Prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act and (C) Marketing Materials (ii) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made; and will reimburse any legal or other expenses reasonably incurred by the Mid-Con Parties or any such respective director, officer, or controlling person in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, that each Underwriter will be liable in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission has been made in the Registration Statement, any Preliminary Prospectus, the Pricing Prospectus, the Prospectus or any amendment or supplement thereto, or in any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Mid-Con Parties by or through the Representatives specifically for use in the preparation thereof, such information being listed in Section 13 below.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Section, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing. No indemnification provided for in Section 8(a) or (b) shall be available to any party who shall fail to give notice as provided in this Subsection if the party to whom notice was not given was materially prejudiced by the failure to give such notice, but the failure to give such notice shall not relieve the indemnifying party or parties from any liability which it or they may have to the indemnified party for contribution or otherwise than on account of the provisions of Section 8(a) or (b). In case any such proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party and shall pay as incurred the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel at its own expense. Notwithstanding the foregoing, the indemnifying party shall pay as incurred (or within 30 days of presentation) the fees and expenses of the counsel retained by the indemnified party in the event (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (iii) the indemnifying party shall have failed to assume the defense and employ counsel acceptable to the indemnified party within a reasonable period of time after notice of commencement of the action.

It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all such indemnified parties. Such firm shall be designated in writing by you in the case of parties indemnified pursuant to Section 8(a) and by the Mid-Con Parties in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement. In addition, the indemnifying party will not, without the prior written consent of the indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding of which indemnification may be sought hereunder (whether or not any indemnified party is an actual or potential party to such claim, action or proceeding) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action or proceeding.

(d) If the indemnification provided for in this Section is unavailable to or insufficient to hold harmless an indemnified party under Section 8(a) or (b) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Mid-Con Parties on the one hand and the Underwriters on the other from the offering of the

Units. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Mid-Con Parties on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, (or actions or proceedings in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Mid-Con Parties on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Mid-Con Parties bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the Prospectus. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Mid-Con Parties on the one hand or the Underwriters on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Mid-Con Parties and the Underwriters agree that it would not be just and equitable if contributions pursuant to this Subsection were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Subsection. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above in this Subsection shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Subsection, (i) no Underwriter shall be required to contribute any amount in excess of the underwriting discounts and commissions applicable to the Units purchased by such Underwriter and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this Subsection to contribute are several in proportion to their respective underwriting obligations and not joint.

(e) The indemnifying party will reimburse the indemnified party upon demand for any legal or other out-of-pocket expenses reasonably incurred by such indemnified party in connection with investigating or defending any such loss, claim, damage or liability, action or proceeding or in responding to a subpoena or governmental inquiry related to the offering of the Units, in respect of which indemnity may be sought pursuant to Section 8(a) or (b) above whether or not such indemnified party is a party to any action or proceeding. In the event that it is finally judicially determined that the indemnified party was not entitled to receive payments for legal and other expenses pursuant to this subparagraph, the indemnified party will promptly return all sums that had been advanced pursuant hereto.

9. Default by Underwriters.

If on the Closing Date or the Option Closing Date, if any, any Underwriter shall fail to purchase and pay for the portion of the Units which such Underwriter has agreed to purchase and pay for on such date (otherwise than by reason of any default on the part of the Mid-Con Parties), you, as the Representatives of the Underwriters, shall use your reasonable efforts to procure within 36 hours thereafter one or more of the other Underwriters, or any others, to purchase from the Partnership such amounts as may be agreed upon and upon the terms set forth herein, the Firm Units or Option Units, as the case may be, which the defaulting Underwriter or Underwriters failed to purchase. If during such 36 hours you, as such Representatives, shall not have procured such other Underwriters, or any others, to purchase the Firm Units or Option Units, as the case may be, agreed to be purchased by the defaulting Underwriter or Underwriters, and if the aggregate number of shares with respect to which such default shall occur does not exceed 10% of the Firm Units or Option Units, as the case may be, covered hereby, the other Underwriters shall be obligated, severally, in proportion to the respective numbers of Firm Units or Option Units, as the case may be, which they are obligated to purchase hereunder, to purchase the Firm Units or Option Units, as the case may be, which such defaulting Underwriter or Underwriters failed to purchase. If the aggregate number of shares of Firm Units or Option Units, as the case may be, with respect to which such default shall occur exceeds 10% of the Firm Units or Option Units, as the case may be, covered hereby, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Units and, if such remaining Underwriters do not purchase all of the Units, you as the Representatives of the Underwriters will have the right to terminate this Agreement without liability on the part of the non-defaulting Underwriters or of the Mid-Con Parties except to the extent provided in Section 8 hereof. In the event of a default by any Underwriter or Underwriters, as set forth in this Section, the Closing Date or Option Closing Date, if any, may be postponed for such period, not exceeding seven days, as you, as Representatives, may determine in order that the required changes in the Registration Statement or in the Prospectus or in any other documents or arrangements may be effected. The term “Underwriter” includes any person substituted for a defaulting Underwriter. Any action taken under this Section shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

10. Notices.

All communications hereunder shall be in writing and, except as otherwise provided herein, will be mailed, delivered, or faxed and confirmed as follows:

if to the Underwriters, to:	RBC Capital Markets, LLC
Three World Financial Center, 8th Floor
200 Vesey Street,
New York, New York 10281-8098
New York, NY 10006-1404
Attention: Joe Morea
Syndicate Director
Fax: (212) 428-6260

if to the Mid-Con Parties, to:	Mid-Con Energy GP, LLC
2431 E. 61st Street, Suite 850
Tulsa, Oklahoma 74136
Attention: Charles R. Olmstead
Fax: (918) 743-8859

11. Termination. This Agreement may be terminated by you at any time prior to the Closing Date:

(a) if any of the following has occurred: (i) since the respective dates as of which information is given in the Disclosure Package and the Prospectus, any material adverse change or any development involving a prospective material adverse change, which in the absolute discretion of the Representatives, has had or is reasonably likely to have a Material Adverse Effect, (ii) any outbreak, attack or escalation of hostilities or declaration of war, national emergency, act of terrorism or other national or international calamity or crisis or change in economic, financial or political conditions (including as a result of the taking of any action by any governmental body or agency in respect of its monetary or fiscal affairs which in your reasonable opinion has a material adverse effect on the securities markets in the United States) if the effect of such outbreak, escalation, declaration, emergency, calamity, crisis or change on the financial markets of the United States would, in the absolute discretion of the Representatives, make it impracticable or inadvisable to proceed with the offering and delivery of the Units as contemplated in the Disclosure Package and the Prospectus, (iii) suspension of trading in securities generally on the New York Stock Exchange or the NASDAQ or limitation on prices (other than limitations on hours or numbers of days of trading) for securities on either such Exchange, (iv) declaration of a banking moratorium by United States or New York state authorities, or (v) the suspension of trading of the Partnership’s common units by the NASDAQ, the Commission, or any other governmental authority; or

(b) if the Underwriters shall decline to purchase the Units for any reason permitted under this Agreement.

12. Successors.

This Agreement has been and is made solely for the benefit of the Mid-Con Parties and the Underwriters and their respective successors, executors, administrators, heirs and assigns, and the officers, directors and controlling persons referred to herein, and no other person will have any right or obligation hereunder. No purchaser of any of the Units from any Underwriter shall be deemed a successor or assign merely because of such purchase.

13. Information Provided by Underwriters.

The Mid-Con Parties and the Underwriters acknowledge and agree that the only information furnished or to be furnished by any Underwriter to the Mid-Con Parties for inclusion in any Preliminary Prospectus, Prospectus, Issuer Free Writing Prospectus or the Registration Statement consists of the information contained (i) in the last paragraph of the cover page regarding delivery of the Units and, under the heading “Underwriting”, (ii) the list of Underwriters and their respective participation in the sale of the Units, (iii) the sentences related to concessions and reallowances and (iv) the paragraphs related to stabilization, syndicate covering transactions and penalty bids and the information regarding the limitations on sales to discretionary accounts and delivery of the prospectus in electronic form in the Preliminary Prospectus, the Disclosure Package, any Issuer Free Writing Prospectus and the Prospectus in the Prospectus.

14. Research Analyst Independence.

In addition, the Mid-Con Parties acknowledge that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Underwriters’ research analysts may hold and make statements or investment recommendations and/or publish research reports with respect to the Partnership and/or the offering that differ from the views of its investment banking divisions. The Mid-Con Parties hereby waive and release, to the fullest extent permitted by law, any claims that the Mid-Con Parties may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Mid-Con Parties by such Underwriters’ investment banking divisions. The Mid-Con Parties acknowledge that each of the Underwriters is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short position in debt or equity securities of the companies which may be the subject to the transactions (including the Transactions) contemplated by this Agreement and the Transaction Documents.

15. No Fiduciary Duty.

Notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Underwriters, each of the Mid-Con Parties acknowledges and agrees that:

(a) nothing herein shall create a fiduciary or agency relationship between the Mid-Con Parties and the Underwriters;

(b) the Underwriters are not acting as advisors, expert or otherwise, to the Mid-Con Parties in connection with this Offering, sale of the Units or any other services the Underwriters may be deemed to be providing hereunder, including, without limitation, with respect to the public offering price of the Units;

(c) the relationship between the Mid-Con Parties and the Underwriters in connection with this Offering, sale of the Units or any other services the Underwriters may be deemed to be providing hereunder is entirely and solely commercial, based on arms-length negotiations;

(d) any duties and obligations that the Underwriters may have to the Mid-Con Parties in connection with this Offering, sale of the Units or any other services the Underwriters may be deemed to be providing hereunder shall be limited to those duties and obligations specifically stated herein; and

(e) notwithstanding anything in this Underwriting Agreement to the contrary, each of the Mid-Con Parties acknowledges that the Underwriters may have financial interests in the success of the Offering that are not limited to the difference between the price to the public and the purchase price paid to the Partnership by the Underwriters for the common units and the Underwriters have no obligation to disclose, or account to the Partnership for, any of such additional financial interests.

Each of the Mid-Con Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Underwriters with respect to any breach or alleged breach of fiduciary duty.

16. Miscellaneous.

The reimbursement, indemnification and contribution agreements contained in this Agreement and the representations, warranties and covenants in this Agreement shall remain in full force and effect regardless of (a) any termination of this Agreement, (b) any investigation made by or on behalf of any Underwriter or controlling person thereof, or by or on behalf of the Mid-Con Parties or any of their directors, officers, employees, agents, affiliates or controlling persons referred to in Section 8 hereof and (c) delivery of and payment for the Units under this Agreement.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.

This Agreement may only be amended or modified in writing, signed by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit.

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If the foregoing letter is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicates hereof, whereupon it will become a binding agreement among the Mid-Con Parties and the several Underwriters in accordance with its terms.

Very truly yours,

MID-CON ENERGY PARTNERS, LP

By Mid-Con Energy GP, LLC, its general partner

By	/s/ Charles R. Olmstead
Charles R. Olmstead
Chief Executive Officer

MID-CON ENERGY GP, LLC

By	/s/ Charles R. Olmstead
Charles R. Olmstead
Chief Executive Officer

MID-CON ENERGY PROPERTIES, LLC

By	/s/ Charles R. Olmstead
Charles R. Olmstead
Chief Executive Officer

Signature Page to the Underwriting Agreement

MID-CON ENERGY I, LLC

By	/s/ Charles R. Olmstead
Charles R. Olmstead
President

MID-CON ENERGY II, LLC

By	/s/ Charles R. Olmstead
Charles R. Olmstead
President

Signature Page to the Underwriting Agreement

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

RBC CAPITAL MARKETS, LLC RAYMOND JAMES & ASSOCIATES, INC. WELLS FARGO SECURITIES, LLC

As the Representatives of the several Underwriters listed on Schedule I

By:	RBC CAPITAL MARKETS, LLC

By:	/s/ Michael Davis
Name:	Michael Davis
Title:	Managing Director

By:	RAYMOND JAMES & ASSOCIATES, INC.

By:	/s/ Mike Ames
Name:	Mike Ames
Title:	Managing Director

By:	WELLS FARGO SECURITIES, LLC

By:	/s/ David Herman
Name:	David Herman
Title:	Director

Signature Page to the Underwriting Agreement